CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. COMMENTS ON UNUSUAL TRADING ACTIVITY

New York, New York – April 9, 2010 – PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) commented today on unusual trading activity in its common stock.  On April 7, 2010, approximately 8.2 million shares of the Company’s common stock traded at a range of prices from $0.13 to $0.71 per share.  The Company had a total of 7,848,774 shares of common stock outstanding as of April 7, 2010.  For the year to date period ended April 6, 2010, the Company’s average daily trading volume was approximately 11,600 shares and, therefore, the Company considers the volume of trading that occurred on April 7, 2010 to be highly unusual.  The Company is not aware of any reason for this volume of trading activity. This unusual trading activity has been referred for investigation to appropriate regulatory agencies.

The Company, through its wholly-owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other gel-based products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that the Company may not be able to maintain a listing of its common stock on the NASDAQ Capital Market; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; the risk that the clinical study related to our Gel-care scar management products will not be positive; risks associated with our ability to repay debt obligations; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire; and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our website at www.pcgrpinc.com or the Securities and Exchange Commission’s website at www.sec.gov.